INVESTMENT ADVISORY AGREEMENT

Amended and Restated Investment Advisory Agreement (this "Agreement") made as of the 25th day of February, 2005, between NICHOLAS EQUITY INCOME FUND, INC., a Maryland corporation (the "Fund"), and NICHOLAS COMPANY, INC., a Wisconsin corporation (the "Adviser"):

WHEREAS, the Fund is an open-end, diversified management investment company registered under the Investment Company Act of 1940, as amended ("1940 Act"); and

WHEREAS, the Fund has retained the Adviser to render investment advisory services to the Fund pursuant to that certain Investment Advisory Agreement, dated as of November 23, 1993 (the "Original Agreement").

WHEREAS, on February 7, 2005, the Board of Directors of the Fund authorized the designation and issuance of a new class of shares of the Fund, $0.0001 par value per share ("Class N") and designated the existing Fund share class, Class I shares ("Class I").

WHEREAS, Class N shares are subject to a 12b-1 plan ("12b-1 plan") and a shareholder servicing plan ("service plan" and together with the 12b-1 plan, the "Plans") which provide for payment under the Plan to the Adviser for certain services to be provided to the Fund including without limitation, the payment of sales and promotion expenses.

WHEREAS, the Original Agreement provides for the payment of the Adviser in some instances, for the same or similar services, including without limitation, the payment of sales and promotion expenses.

WHEARAS, the parties desire to amend the Original Agreement in order to provide for its application to the Class N shares in a manner consistent with the terms of the Plans.

WHEREAS, the board of directors of the Fund believes that the amendment is in the best interest of the Fund’s existing shareholders and the Fund.

NOW, THEREFORE, in consideration of the premises and the mutual covenants hereinafter set forth, the parties hereto agree as follows:

W I T N E S S E T H:

NOW, THEREFORE, in consideration of the premises and the mutual covenants hereinafter set forth, the parties hereto agree as follows:

1. Employment of Adviser. The Fund hereby employs the Adviser to manage the investment and reinvestment of the assets of the Fund for the period and on the terms set forth in this Agreement. The Adviser hereby accepts such employment for the compensation herein provided and agrees, during such period, to render the services and to assume the obligations herein set forth.

2. Duties of Adviser. Subject to the general supervision of the Board of Directors of the Fund, the Adviser shall manage the investment operations of the Fund and the composition of the Fund's assets, including the purchase, retention and disposition thereof. In this regard, the Adviser

(i) shall provide supervision of the Fund's assets, furnish a continuous investment program for the Fund, determine from time to time what investments or securities will be purchased, retained or sold by the Fund, and what portion of the assets will be invested or held uninvested as cash;

(ii) shall place orders pursuant to its determinations either directly with the issuer or with any broker and/or dealer who deals in the securities in which the Fund is active. In placing orders, the Adviser shall be entitled to rely upon the provisions of Section 28(e) of the Securities Exchange Act of 1934, as amended; and

(iii) may, on occasions when it deems the purchase or sale of a security to be in the best interests of the Fund as well as its other customers (including any other investment company or advisory account for which the Adviser acts as adviser), aggregate, to the extent permitted by applicable laws and regulations, the securities to be sold or purchased in order to obtain a more favorable net price or execution. In such event, allocation of the securities so purchased or sold, as well as the expenses incurred in the transaction, will be made by the Adviser in the manner it considers to be the most equitable and consistent with its fiduciary obligations to the Fund and to such other customers.

In addition, subject to the general supervision of the Board of Directors of the Fund, the Adviser shall arrange for the administration of all other affairs of the Fund. In this regard, the Adviser

(i) giving due recognition to the fact that certain of such operations are performed by others pursuant to a Custodian Agreement and a Transfer Agent Agreement, and may be performed by others pursuant to a shareholder servicing agreement, an accounting services agreement, an administrative servicing agreement or any similar agreement (collectively, "Other Agreements"), shall provide supervision of all aspects of the Fund's operations;

(ii) shall, to the extent not provided pursuant to the Other Agreements, provide the Fund with personnel to perform such executive, administrative and clerical services as are reasonably necessary to provide effective administration of the Fund;

(iii) shall, to the extent not provided pursuant to the Other Agreements, arrange for (A) the preparation for the Fund of all required tax returns, (B) the preparation and submission of reports to existing shareholders, and (C) the periodic updating of the Prospectus and Statement of Additional Information and the preparation of reports filed with the Securities and Exchange Commission and other regulatory authorities;

(iv) shall, to the extent not provided pursuant to the Other Agreements, provide the Fund with adequate office space and all necessary office equipment and services including telephone service, heat, utilities, stationary supplies and similar items; and

(v) shall have full power and authority in the name and on behalf of the Fund, to attend, act and vote at any meeting of shareholders of any company in which the Fund may own shares of stock of record or beneficially, and to give voting directions to the record shareholder of any such stock beneficially owned.

Any of such services listed above in subsections (ii), (iii) or (iv) that are provided to the Fund by the Adviser may be billed to the Fund at the Adviser's cost. The Adviser, in the performance of its duties hereunder, shall act in conformity with the Articles of Incorporation, By-Laws, Prospectus, Statement of Additional Information and the Registration Statement on Form N-1A and with the instructions and directions of the Board of Directors of the Fund, and will comply with and conform to the requirements of the 1940 Act, the Investment Advisers Act of 1940, as amended, and all other applicable federal and state laws, regulations and rulings.

The Adviser shall render to the Board of Directors of the Fund such periodic and special reports as the Board may reasonably request.

The services of the Adviser hereunder are not deemed exclusive and the Adviser shall be free to render similar services to others so long as its services under this Agreement are not impaired thereby.

3. Status of Adviser as Independent Contractor. The Adviser, for all purposes herein, shall be deemed to be an independent contractor and, unless otherwise expressly provided or authorized, shall have no authority to act for or represent the Fund in any way or otherwise be deemed an agent of the Fund. However, one or more shareholders, officers, directors or employees of the Adviser may serve as directors and/or officers of the Fund, but without compensation or reimbursement of expenses for such services from the Fund. Nothing herein contained shall be deemed to require the Fund to take any action contrary to its Articles of Incorporation or any applicable statute or regulation, or to relieve or deprive the Board of Directors of the Fund of its responsibility for and control of the affairs of the Fund.

4. Expenses. The Adviser, subject to any reimbursement as provided in Section 2 hereof, shall furnish office space, office facilities and executive officers and executive expenses (such as health insurance premiums) for managing the assets of the Fund. The Adviser also shall bear all sales and promotional expenses of the Fund, other than such expenses covered by the Plans. These expenses may include the cost of prospectuses delivered to prospective investors, other than those sent to existing shareholders and those who have made unsolicited requests for information from the Fund. In addition, the Adviser shall pay all expenses incurred in connection with the organization of the Fund and the initial public offering and sale of its shares to the public pursuant to such offering, and only in such event, the Fund shall become liable for, and to the extent requested reimburse the Adviser for, registration fees payable to the Securities and Exchange Commission and for an additional amount not exceeding $75,000 as its agreed share of such expenses (which includes Blue Sky fees and expenses). The Fund generally shall bear the expenses incurred in complying with laws regulating the offer, issuance or sale of securities. Fees paid for attendance at meetings of the Fund's Board of Directors to directors of the Fund who are not interested persons of the Adviser, as defined in the 1940 Act, or officers or employees of the Fund, shall be borne by the Fund. The Fund shall bear all other expenses of its operations, or shall reimburse the Adviser for such other expenses initially incurred by it, provided that the total expenses borne by the Fund, including the Adviser's fee but excluding all Federal, state and local taxes, interest and brokerage charges, shall not in any year exceed that percentage of average net asset value of the Fund for such year, as determined by appraisals made as of the close of each business day, which is the most restrictive percentage provided by the state laws of the various states in which the Fund's common stock is qualified for sale. The expenses of the Fund's operation borne by the Fund include, by way of illustration and not limitation, the costs of preparing and printing its Registration Statements required under the Securities Act of 1933, as amended, and the 1940 Act, (and amendments thereto), the expenses of registering its shares with the Securities and Exchange Commission and in the various states, the cost of prospectuses, the cost of stock certificates, reports to shareholders, interest charges, taxes, legal expenses, non-interested directors' fees, salaries of administrative and clerical personnel, association membership dues, auditing and accounting services, fees and expenses of the custodian of the Fund's assets, postage, charges and expenses of dividend disbursing agents, registrars and stock transfer agents, the cost of keeping all necessary shareholder records and accounts, and any other costs related to the aforementioned items. The Adviser shall not be obligated to pay any expenses of or for the Fund not expressly assumed by the Adviser pursuant to this Section 4.

The Fund shall monitor its expense ratio on a regular basis. The Adviser shall reimburse the Fund to the extent that the aggregate annual operating expenses, including the investment advisory fee but excluding interest, taxes, brokerage commissions, litigation and extraordinary expenses, exceed the lowest (i.e., most restrictive) percentage of the Fund's average net assets established by the laws of the states in which the Fund's shares are registered for sale, as determined by valuations made as of the close of each business day of the year. The Adviser shall reimburse the Fund at the end of any fiscal year in which the aggregate annual operating expenses exceed such restrictive percentage.

In addition to the foregoing, the Adviser may from time to time at its option (but shall be under no obligation to) voluntarily assume or undertake to reimburse the Fund for all or a portion of its expenses not otherwise required to be borne or reimbursed by the Adviser. Any such voluntary assumption or undertaking may be discontinued or modified at any time by the Adviser.

5. Adviser Compensation. For the services to be rendered hereunder, the Fund shall pay to the Adviser an annual fee, paid monthly, based on the average net asset value of the Fund, as determined by appraisals made as of the close of each business day of the month. The annual fee shall be .70% of the average net asset value of the Fund up to and including $50.0 million, and .60% of the average net asset value of the Fund in excess of $50.0 million. Such fee shall be prorated in any month in which this Agreement is not in effect for the entire month. Such fee shall commence accruing as of the date of the initial effectiveness of the Fund's Registration Statement on Form N-1A filed with the Securities and Exchange Commission.

6. Books and Records. The Adviser shall maintain all of the Fund's records (other than those maintained pursuant to the Other Agreements). The Adviser agrees that all records which it maintains for the Fund are the property of the Fund and it will surrender promptly to the Fund any of such records upon the Fund's request. The Adviser further agrees to preserve for the periods prescribed by Rule 31a-2 of the Securities and Exchange Commission under the 1940 Act, any such records as are required to be maintained by Rule 31a-1 of the Securities and Exchange Commission under the 1940 Act.

7. Fund Investment Restrictions. The Adviser shall not take, and shall not permit any of its shareholders, officers, directors or employees to take, a long or short position in the shares of the Fund, except for the purchase of shares of the Fund for investment purposes at the same price as that available to the public at the time of purchase, or in connection with the original capitalization of the Fund.

8. Name of the Fund. The services of the Adviser to the Fund hereunder are not to be deemed exclusive and the Adviser shall be free to furnish similar services to others so long as the services hereunder are not impaired thereby. Although the Adviser has permitted and is permitting the Fund to use the name "Nicholas," it is understood and agreed that the Adviser reserves the right to use and permit other persons, firms or corporations, including investment companies, to use such name. At such time as this Agreement or any extension, renewal or amendment hereof, or such other similar agreement shall no longer be in effect, the Fund will (by corporate action if necessary) cease to use any name derived from the name "Nicholas," any name similar thereto or any other name indicating that it is advised by or otherwise connected with the Adviser or with any organization which shall have succeeded to the Adviser's business as investment adviser.

9. Amendment of Agreement. This Agreement may not be amended without the approval of the Board of Directors of the Fund, including a majority of the disinterested directors, in the manner required by the 1940 Act, and if such amendment is material, by the affirmative vote of a majority of the outstanding voting securities of the Fund, as defined in the 1940 Act.

10. Duration and Termination. This Agreement may be terminated at any time, without the payment of any penalty, by the Fund (by vote of either a majority of the Board of Directors of the Fund or by the affirmative vote of the majority of the outstanding voting securities of the Fund, as defined in the 1940 Act), upon giving 60 days' written notice to the Adviser. This Agreement may be terminated by the Adviser at any time upon the giving of 60 days' written notice to the Fund. This Agreement shall terminate automatically in the event of its assignment (as defined in Section 2(a)(4) of the 1940 Act). Until terminated as hereinbefore provided, this Agreement shall continue in effect for successive annual periods so long as such continuance is specifically approved annually by (i) the Board of Directors of the Fund or by the affirmative vote of a majority of the outstanding voting securities of the Fund, as defined in the 1940 Act, and (ii) by vote of a majority of the disinterested members of the Board of Directors of the Fund cast in person at a meeting called for the purpose of voting on such approval, or otherwise in the manner required by the 1940 Act, provided that any such approvals may be made effective not more than 90 days thereafter.

11. Indemnification. The Fund hereby agrees to indemnify and hold harmless the Adviser, its directors, officers and employees and each person, if any, who controls the Adviser (collectively, the "Indemnified Parties") against any and all losses, claims, damages or liabilities, joint or several, to which any such Indemnified Party may become subject under the Securities Act of 1933, as amended, the Securities Exchange Act of 1934, as amended, the 1940 Act, or other federal or state statutory law or regulation, at common law or otherwise, insofar as such losses, claims, damages or liabilities (or actions in respect thereof) arise out of or are based upon

(i) Any untrue statement or alleged untrue statement of a material fact or any omission or alleged omission to state a material fact required to be stated or necessary to make the statements made not misleading in (x) the Prospectus, the Statement of Additional Information or the Registration Statement on Form N-1A, (y) any advertisement or sales literature authorized by the Fund for use in the offer and sale of its shares of common stock, or (z) any application or other document filed in connection with the qualification of the Fund or its shares of common stock under the Blue Sky or securities laws of any jurisdiction, except insofar as such losses, claims, damages or liabilities (or actions in respect thereof) arise out of or are based upon any such untrue statement or omission or alleged untrue statement or omission either pertaining to a failure to disclose a breach of the Adviser's duties in connection with this Agreement or made in reliance upon and in conformity with information furnished to the Fund by or on behalf of the Adviser for use in connection with any document referred to in clauses (x), (y), or (z), or

(ii) subject in each case to clause (i) above, the Adviser acting hereunder;

and the Fund will reimburse each Indemnified Party for any legal or other expenses incurred by such Indemnified Party in connection with investigating or defending any such loss, claim, damages, liability or action.

If the indemnification provided for in this paragraph 11 is available in accordance with the terms of such paragraph but is for any reason held by a court to be unavailable from the Fund, then the Fund shall contribute to the aggregate amount paid or payable by the Fund and the Indemnified Parties as a result of such losses, claims, damages or liabilities (or actions in respect thereof) in such proportion as is appropriate to reflect (i) the relative benefits received by the Fund and such Indemnified Parties in connection with the operations of the Fund, (ii) the relative fault of the Fund and such Indemnified Parties, and (iii) any other relevant equitable considerations. The Fund and the Adviser agree that it would not be just and equitable if contribution pursuant to this subparagraph were determined by pro rata allocation or any other method of allocation which does not take into account the equitable considerations referred to above in this subparagraph. The aggregate amount paid or payable as a result of the losses, claims, damages or liabilities (or actions in respect thereof) referred to above in this subparagraph shall be deemed to include any legal or other expenses incurred by the Fund and the Indemnified Parties in connection with investigating or defending any such loss, claim, damage, liability or action. No person guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities Act of 1933, as amended) shall be entitled to contribution from any person who was not guilty of such fraudulent misrepresentation.

It is understood, however, that nothing in this paragraph 11 shall protect any Indemnified Party against, or entitle any Indemnified Party to indemnification against or contribution with respect to, any liability to the Fund or its shareholders to which such Indemnified Party is subject, by reason of its willful misfeasance, bad faith or gross negligence in the performance of its duties, or by reason of any reckless disregard of its obligations and duties, under this Agreement, or otherwise to an extent or in a manner inconsistent with Section 17(i) or Section 36 of the 1940 Act.

12. Certain Definitions. For purposes of this Agreement, the "affirmative vote of a majority of the outstanding voting securities of the Fund" means the affirmative vote, at a duly called and held meeting of shareholders of the Fund, (a) of the holders of 67% or more of the shares of the Fund present (in person or by proxy) and entitled to vote at such meeting, if the holders of more than 50% of the outstanding shares of the Fund entitled to vote at such meeting are present in person or by proxy, or (b) of the holders of more than 50% of the outstanding shares of the Fund entitled to vote at such meeting, whichever is less.

For purposes of this Agreement, the terms "affiliated person," "control," "interested person" and "assignment" shall have their respective meanings defined in the 1940 Act and the Rules and Regulations thereunder, subject, however, to such exemptions as may be granted by the Securities and Exchange Commission under the 1940 Act; the term "specifically approve at least annually" shall be construed in a manner consistent with the 1940 Act and the Rules and Regulations thereunder; and the term "brokerage and research services" shall have the meaning given in the Securities Exchange Act of 1934 and the Rules and Regulations thereunder.

13. Miscellaneous. The captions in this Agreement are included for convenience of reference only and in no way define or limit any of the provisions hereof or otherwise affect their construction or effect. If any provision of this Agreement shall be held or made invalid by a court decision, statute, rule or otherwise, the remainder of this Agreement shall not be affected thereby. This Agreement shall be construed in accordance with applicable federal laws and the laws of the State of Wisconsin and shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors, subject to paragraph 10 hereof. Anything herein to the contrary notwithstanding, this Agreement shall not be construed to require, or to impose any duty upon, either of the parties to do anything in violation of any applicable laws or regulations.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed on the day first written.

NICHOLAS COMPANY, INC.	NICHOLAS EQUITY INCOME FUND, INC.

By: \s\ Albert O. Nicholas	By: \s\ Albert O. Nicholas
Albert O. Nicholas, President	Albert O. Nicholas, President

Attest: \s\ Thomas J. Saeger	Attest: \s\ Thomas J. Saeger
Thomas J. Saeger,	Thomas J. Saeger,
Executive Vice President	Executive Vice President